Exhibit 99.1
TREMONT REALTY ADVISORS LLC
255 Washington Street
Suite 300
Newton, MA 02458
March 25, 2019
Subordination Agreement
Ladies and Gentleman:
Reference is hereby made to that certain (a) Credit Agreement, dated as of February 4, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tremont Loan Agreement”), by and between Tremont Mortgage Trust (the “Company”) and Tremont Realty Advisors LLC (the “TRA Lender”, “we” or “us”), (b) Master Repurchase Agreement, dated as of February 9, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Citi Loan Agreement”), by and between the TRMT CB Lender LLC (the “TRMT Borrower”) and Citibank, N.A. (“Citi”), and (c) Promissory Note, dated as of July 27, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Texas Capital Bank Note”; together with the Citi Loan Agreement, the “Senior Loan Agreements”), by and between the TRMT TCB Lender LLC (the “TRMT TCB Borrower”) and Texas Capital Bank, National Association (“Texas Capital Bank”; together with Citi, the “Senior Lenders”). In connection with the Senior Loan Agreements, the Company guaranteed the obligations of the TRMT Borrower and the TRMT TCB Borrower under each respective Senior Loan Agreement.
Subordination of Tremont Loan Agreement
We agree, as the TRA Lender, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, for the benefit of the parties hereto and all future assignees or transferees under the Senior Loan Agreements, that the right of the TRA Lender (and any transferee or assignee thereof) to repayment of any obligations under the Tremont Loan Agreement shall be subordinated to the prior repayment in full of all obligations under the Senior Loan Agreements and the guarantees executed by the Company in favor of the Senior Lenders (collectively, the “Guarantees”), to the extent provided herein.
Without limiting the foregoing subordination and notwithstanding any other agreements heretofore entered into between us and the Company or any third party relating to the Tremont Loan Agreement, we hereby agree, for ourselves and any of our assignees or transferees under the Tremont Loan Agreement, that if at any time any payment or distribution of any kind or character, whether in cash, property or securities, would be payable or deliverable to the TRA Lender (or such assignee or transferee) (excluding any Mandatory Prepayments (as defined in the Tremont Loan Agreement) payable or deliverable pursuant to the Tremont Loan Agreement), such payment or distribution shall instead be paid over or delivered to the Senior Lenders in prorated amounts based on the principal amount of loans then outstanding under each of the Citi Loan Agreement and the Texas Capital Bank Note, and the TRA Lender (or such assignees or transferees, as applicable) shall not receive any such payment or distribution or any benefit therefrom unless and until all obligations (other than contingent indemnification obligations as to which no claim has been made) under the Senior Loan Agreements have been paid in full in cash (or otherwise to the written satisfaction of the Senior Lenders) and the Senior Loan Agreements and the Guarantees have been terminated; provided, that, so long as no Event of Default (as defined in the Citi Loan Agreement) or Default (as defined in the Security Agreement and Pledge executed by TRMT TCB Borrower and Texas Capital Bank in connection with the Texas Capital Bank Note) has occurred and is continuing in respect of payments due and payable under either respective Senior Loan Agreement, the TRA Lender shall be entitled to receive and keep any payments or distributions made in respect of the annual facility fee and any interest payments, in each case, due and payable pursuant to the Tremont Loan Agreement (such payments, the “Permitted Payments”). Should any payment or distribution in respect of the Tremont Loan Agreement be collected or received by the TRA Lender (other than a Mandatory Prepayment (as defined in the Tremont Loan Agreement) and the Permitted Payments) or any of its assignees or transferees in contravention of the subordination provision described above, the TRA Lender or any such assignees or transferees, as applicable, shall forthwith turn over the same to the Senior Lenders in the form received (with necessary endorsements or assignments, if applicable) and, until so turned over, shall hold the same in trust for the Senior Lenders as their property, in each case, such payment or distribution shall be prorated among the Senior Lenders based on the principal amount of loans then outstanding under the Citi Loan Agreement and the Texas Capital Bank Note.
In addition to the foregoing, we further agree, for the benefit of the parties hereto and all future assignees or transferees under the Senior Loan Agreements and the Guarantees, that (a) neither the TRA Lender nor any of its assignees or transferees, as applicable, shall take any actions or agree to take any actions to amend or waive any provision of the Tremont Loan Agreement in any manner that conflicts with the provisions set forth herein, and (b) to the extent any payment with respect to the obligations under the Senior Loan Agreements or the Guarantees (whether by or on behalf of the Company, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred (and if this letter agreement shall have been terminated prior to such refund or repayment, this letter agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto). The right of the Senior Lenders to enforce subordination as herein provided shall not at any time in any way be prejudiced or impaired by any act or failure to act by the Senior Lenders, or by any noncompliance by the Company with the terms and provisions herein, regardless of whether the Senior Lenders have, or may otherwise be charged with, knowledge thereof.
This letter agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, and shall be binding upon the parties and their respective successors, transferees and assigns. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY CIVIL ACTION OR PROCEEDING ARISING OUT OF, OR BASED UPON, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. We agree not to transfer any of our loans or other rights or interests under the Tremont Loan Agreement unless the assignee or transferee agrees in writing to be bound by this letter agreement. Any attempted transfer in violation of the foregoing sentence shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this letter agreement, and shall not be recorded on the transfer books of the Company.
This letter agreement replaces and supersedes in all respects that certain letter agreement dated February 4, 2019, by and among TRA Lender, the Company and Citi.

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Very truly yours,

TREMONT REALTY ADVISORS LLC

By: /s/ Matthew P. Jordan____________
Name: Matthew P. Jordan
Title: Chief Financial Officer and Treasurer

Accepted and agreed to as of the date first
above written:

TREMONT MORTGAGE TRUST
By: /s/ G. Douglas Lanois
Name: G. Douglas Lanois
Title: Chief Financial Officer and Treasurer

CITIBANK, N.A.
By: /s/ Richard B. Schlenger
Name: Richard B. Schlenger
Title: Authorized Signatory

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION
By: /s/Alan Goss
Name: Alan Goss
Title: Senior Vice President

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